Exhibit 99.1

NEWS RELEASE	Mar. 31, 2008

FLEXIBLE SOLUTIONS ANNOUNCES FOURTH QUARTER AND FULL YEAR, 2007 FINANCIAL RESULTS
Conference call scheduled for Tues. April 1, 2008. See the time and dial in number below.

VICTORIA, BRITISH COLUMBIA, Mar 31, 2008 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), a developer and manufacturer of biodegradable and environmentally safe, water and energy conservation technology, as well as anti-scalant and crop nutrient enhancement products, today announces financial results for the fourth quarter (Q4) and full year ended Dec. 31, 2007.

Mr. Daniel B. O’Brien, CEO, states, “We are pleased with this quarter given the significantly smaller operating loss than experienced in Q4, 2006. The change in quarter over quarter sales, for all divisions, has improved in Q4, 2007 when compared to the previous quarters of 2007. As a result, Q4, quarter over quarter sales, were unchanged as compared to down in Q1, Q2 and Q3, 2007. Early indications from sales in Q1, 2008 suggest top line sales are improving.

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Sales in the fourth quarter (Q4), were $1,701,359, or unchanged when compared to sales of $1,700,806 in the corresponding period a year ago. The result was a GAAP accounting net loss of $522,571 or $0.04 per basic weighted average share for Q4, 2007. Note that the Q4, 2007 net loss includes a one-time write down of an investment - $98,000 - unrelated to operations of the Company. Therefore, when this one time write down is removed, actual (Non-GAAP) operating loss for Q4, 2007 was $424,571 or $0.03 per share. This compares to a higher net loss of $526,621, or $0.04, in Q4, 2006. Sales in the first three quarters of 2007 were down $942,359 when comparing the first 9 months of 2007 to that of 2006. The largest decline in 2007 sales came in Q3, 2007, when higher than normal oil field maintenance shut downs occurred, reducing the NanoChem Division sales. See the following table for full year financial results.

●	Basic weighted average shares used in computing per share amounts for the quarters were 14,156,480 for 2007 and 13,010,514 for 2006.

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Non-GAAP operating cash flow:  For the 12 months ending Dec. 31, 2007 net income reflects $1,275,532 of non-cash charges (depreciation, stock option expenses, etc), and when non-cash charges are removed, the Company shows positive operating cash flow of $171,914 or $0.01 per share. This compares with 2006 operating cash flow of $565,353, or $0.04 per share (the 2006 cash flow number also excludes items not related to 2006 operations – see table on next page). Approximate Q4 operating cash flow was; for Q4, 2007 negative $53,000; for Q4, 2006 negative $86,000.

Heatsavr sales continue to grow at a strong rate as a result of not only higher energy costs but, also higher water costs. Heatsavr reduces energy costs by reducing evaporation of warm pool water. As a result of sales growth the Heatsavr brand is gaining end user recognition.

Sales of WaterSavr grew substantially in 2006 and 2007 and significant new opportunities for sales from around the world are the result of the product’s success. However, the 2007-08 near record rain fall and flooding in Australia resulted in slower growth for that region during Q4, 2007.

The NanoChem division continues to contribute substantially to sales and cash flow and, new opportunities are unfolding in detergent, oil field extraction and fertilizer use to further increase sales in this division.  Except in Q3, NanoChem sales are generally less seasonal than those of our WaterSavr and Flexible Solutions Ltd divisions. This has lead to less volatility in quarter over quarter revenue figures.

** CEO, Dan O’Brien has scheduled a conference call for 11:00am EST, 8:00am PST, Tuesday April 1st, to discuss the financials. To attend this call, dial 1-877-718-5092 (or 1-719-325-4786). The confirmation code 8048985 may be requested **

The above information and following table contain supplemental information regarding income and cash flow from operations for the 3 & 12 months respectively ended Dec. 31, 2007 and 2006. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the Non-GAAP financial measures is as follows:

        FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

Consolidated Statement of Operations
For 3 & 12 Months Ended Dec. 31 (12 Months Operating Cash Flow)
(12 month audited  /  3 month unaudited)

	3 and 12 month revenue ended Dec. 31
	2007		2006
3 month
Revenue	$1,701,359		$1,700,806
Net income (loss) GAAP	$(522,571)		$(526,621)
Net income (loss) per common share – basic. GAAP	$(0.04)		$(0.04)
Net income (loss) excluding “other items” NON-GAAP	$(424,571	) a	$(526,621)
Net income (loss) per common share excluding “other items” – basic. NON-GAAP	$(0.03	) a	$(0.04)
3 month weighted average shares used in computing per share amounts – basic. GAAP	14,156,480		13,010,514

12 month
Revenue	$7,431,791		$8,373,597
Net income (loss) GAAP	$(943,227)		$(1,164,369)
Net income (loss) per share GAAP	$(0.07)		$(0.09)
Net income (loss) excluding “other items and income tax” NON-GAAP	$(1,009,614	) b	$(967,852	) c
Net income (loss) per share excluding “other items and income tax” NON-GAAP	$(0.07	) b	$(0.07	) c
12 month weighted average shares used in computing per share amounts – basic GAAP	13,772,180		12,994,430

	12 month Operating Cash Flow ended Dec. 31
Operating cash flow (12 month). NON-GAAP	$352,305	d	$365,692	d
Operating cash flow (12 month). NON-GAAP – Excludes: 2006 “income tax recovery and registration rights penalty” and excludes: 2007 “net gain from a property sale.”	$171,914	d,e	$565,353	d,f
Operating Cash flow per share (12 months) – basic. NON-GAAP - Excludes items “d,e and f” as listed below.	$0.01	d,e	$0.04	d,f
Non-cash Adjustments (as per 12 month Statement of Cash Flow)	$1,275,532	g	$1,530,061	g
12 month basic weighted average shares used in computing per share amounts – basic GAAP	14,156,480		13,010,514

Notes: certain items not related to “operations” of the Company have been excluded as follows.

a)	NON-GAAP-This number excludes “write down of investment” which is not related to the “operations” of the Company.
b)	NON-GAAP-Excludes “write down of investment, other expenses, other income, and interest income”.
c)	NON-GAAP-Excludes “registration writes penalty, interest income and income tax recovery.”
d)	NON-GAAP-Excludes certain non-cash items, “depreciation, stock option expenses, write down of investment and shares for service.” This is a 12 month number as per financials.
e)	NON-GAAP-Excludes “net gain from sale of property” which are unrelated to the “operations” of the Company
f)	NON-GAAP-Excludes “Income tax recovery and registration rights penalty” unrelated to 2006 operations.
g)	Amount represents “depreciation, stock option expenses, shares issued for service and write down of investment.”

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Flexible Solutions International
615 Discovery Street, Victoria, BC  V8T 5G4 CANADA

Company Contacts
Flexible Solutions International – Head Office Jason Bloom Tel: 250-477-9969 Tel: 800.661.3560 Email: Info@flexiblesolutions.com
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